Exhibit 99.4

STOCK ORDER FORM Stock Information Center C/O Stifel Nicolaus 18 Columbia Turnpike Florham Park, NJ 07932 Call us toll-free, at 1-(___) ___ - _____
For Internal Use Only
REC’D
CATEGORY
BATCH #
ORDER #
	O	C

PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE SHADED AREAS - READ THE ENCLOSED STOCK ORDER FORM INSTRUCTIONS (BLUE SHEET) AS YOU COMPLETE THIS FORM

ORDER DEADLINE AND DELIVERY: A Stock Order Form, properly completed and with full payment, must be received (not postmarked) by 2:00 p.m. Georgia time, on ________, 2010. Subscription rights will become void after this time. Stock Order Forms can be delivered by using the enclosed Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address on top of this form or by hand-delivery to Charter Bank’s executive office, 1233 O.G. Skinner Drive, West Point, GA. Hand-delivered Stock Order Forms will only be accepted at this location. You may NOT deliver this form to CharterBank’s banking offices. Please do not mail Stock Order Forms to CharterBank. Faxes or copies of this form are not required to be accepted.

(1) SUBSCRIPTION AMOUNT
Indicate the dollar amount of common stock that you would like to purchase. A minimum of 25 shares must be purchased. Accordingly, if the per share price is $11.37, your order must be for at least $284.25 to be accepted. An order for less than $284.25 will be accepted only if the actual purchase price per share is less than $11.37.
			(2) METHOD OF PAYMENT – CHECK OR MONEY ORDER	$ .00

Enclosed is a personal check, bank check or money order made payable to: Charter Financial Corporation in the amount of:
Cash, wire transfers and third party checks will not be accepted for this purchase. Checks and money orders will be cashed upon receipt. CharterBank line of credit checks may not be remitted as payment.
(3) METHOD OF PAYMENT – DEPOSIT ACCOUNT WITHDRAWAL
The undersigned authorizes withdrawal from the CharterBank deposit account(s) listed below. There will be no early withdrawal penalty applicable for funds authorized on this form. Funds designated for withdrawal must be in the account(s) listed at the time this form is received. IRA and other retirement accounts held at CharterBank and accounts with check-writing privileges may NOT be listed for direct withdrawal below.

		For Internal Use Only	CharterBank Deposit Account Number(s)	Withdrawal Amount(s)
$ .00
$ .00
		$ .00		$ .00
		See Stock Order Form Instructions.	Total Withdrawal Amount	$ .00
ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED.
(4) PURCHASER INFORMATION (descending order of priority) Subscription Offering. Check the first box that applies to the subscriber(s) listed in Section 8:
ACCOUNT INFORMATION – SUBSCRIPTION OFFERING
If you checked box (a), (b), (c) or (d) under “Subscription Offering,” please provide the following information as of the eligibility date under which purchaser(s) listed in Section 8 below qualify in the Subscription Offering:

a.	☐	Depositors with accounts at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank with aggregate balances of at least $50 at the close of business on December 31, 2008.
			Deposit or Loan Account Title (Name(s) on Account)	Bank Account Number
b.	☐	Depositors with accounts at CharterBank with aggregate balances of at least $50 at the close of business on ___________, 2010.
c.	☐	Depositors of CharterBank at the close of business on __________, 2010.
d.	☐	Borrowers of CharterBank as of October 16, 2001 whose borrowings remained outstanding at the close of business on __________, 2010.
Community Offering. If (a) through (d) above do not apply to the purchaser(s) listed in Section 8, check the first box that applies to this order:
NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED.

e.	☐	You are a resident of the States of Alabama and Georgia.
f.	☐	You are a Charter Financial Corporation shareholder.
g.	☐	You are placing an order in the Community Offering, but (e) and (f) above do not apply.
(5)MANAGEMENT AND EMPLOYEES Check if you are a First Charter, MHC, Charter Financial Corporation or CharterBank:
☐ Director ☐ Officer ☐ Employee ☐ Immediate family member, as defined on the Stock Order Form Instructions.
(6) MAXIMUM PURCHASER IDENTIFICATION
☐
Check here if you, individually or together with others (see Section 7), are subscribing for the maximum purchase allowed and are interested in purchasing more shares if the maximum purchase limitations are increased. See Stock Order Form Instructions for further guidance. If you do not check the box, you will not be contacted and resolicited in the event the maximum purchase limitations are increased.

(7) ASSOCIATES/ACTING IN CONCERT
☐
Check here if you, or any associates or persons acting in concert with you, have submitted other orders for shares. If you check the box, list below all other orders submitted by you or your associates or by persons acting in concert with you. (continued on reverse side of this form)

Name(s) listed in Section 8 on other Stock Order Forms	Number of shares ordered		Name(s) listed in Section 8 on other Stock Order Forms	Number of shares ordered

(8) STOCK REGISTRATION The name(s) and address that you provide below will be reflected on your stock certificate, and will be used for communications related to this order. Please PRINT clearly and use full first and last name(s), not initials. If purchasing in the Subscription Offering, you may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. See Stock Order Form Instructions for further guidance.

First Name, Middle Initial, Last Name				Reporting SSN/Tax ID No.

First Name, Middle Initial, Last Name				SSN/Tax ID No.

Street				Daytime Phone Number (Important)

City (Important)	State	Zip	County (Important)	Evening Phone Number (Important)

(9) FORM OF STOCK OWNERSHIP Check the applicable box. See Stock Order Form Instructions for ownership definitions.				FOR BROKER USE ONLY
☐ Individual	☐ Joint Tenants	☐ Tenants in Common	☐ Uniform Transfer to Minors Act	☐	IRA
☐ Corporation/Partnership		☐ Other ___________	(for reporting SSN, use minor’s)		SSN of Beneficial Owner: ____-___-___
(10) ACKNOWLEDGMENT AND SIGNATURE(S)

I understand that, to be effective, this form, properly completed, together with full payment, must be received no later than 2:00 p.m. Georgia time, on ______________, 2010, otherwise this form and all subscription rights will be void. (continued on reverse side of this form)

ORDER NOT VALID UNLESS SIGNED

ONE SIGNATURE REQUIRED, UNLESS SECTION 3 OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO
 AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE.

Signature (title, if applicable)	Date	Signature (title, if applicable)	Date
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STOCK ORDER FORM – SIDE 2

(7) ASSOCIATES/ACTING IN CONCERT (continued from front of Stock Order Form)

Associate - The term “associate” of a person means:
(1)
any corporation or organization, other than Charter Financial Corporation, CharterBank or a majority-owned subsidiary of CharterBank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial benefical interest or serves as trustee or in a similar fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Charter Financial Corporation or CharterBank.

Acting in concert - The term “acting in concert” means:
(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(2)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying accounts registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Please see the Prospectus section entitled “The Stock Offering – Limitations on Common Stock Purchases” for more information on purchase limitations.
(10) ACKNOWLEDGEMENT AND SIGNATURE (continued from front of Stock Order Form)

I agree that, after receipt by Charter Financial Corporation, this Stock Order Form may not be modified or canceled without Charter Financial Corporation’s consent, and that if withdrawal from a deposit account has been authorized, the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury. I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding]. I acknowledge that my order does not conflict with the purchase limitations as set forth in the Stock Issuance Plan and the Prospectus dated ______________, 2010.

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Subscription rights are only exercisable by completing and submitting a Stock Order Form, with full payment for the shares subscribed for. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision Consumer Inquiries, toll-free, at (800) 842-6929.

I further certify that, before purchasing the common stock of Charter Financial Corporation, I received the Prospectus dated ___________, 2010, and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment, described by Charter Financial Corporation in the “Risk Factors” section beginning on page __. Risks include, but are not limited to the following:

1.
The United States economy remains weak and unemployment levels are high. A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.

2.	Changes in interest rates could adversely affect our results of operations and financial condition.
3.	Our business may be adversely affected by credit risk associated with residential property.
4.	Our non-covered non-residential loans increase our exposure to credit risks.
5.	If the allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.
6.	We could record future losses on our securities portfolio.
7.	Higher FDIC insurance premiums and special assessments will adversely affect our earnings.
8.	Our business may continue to be adversely affected by downturns in our national and local economies.
9.	If our non-performing assets increase, our earnings will decrease.
10.
We may incur higher than expected loan charge-offs with respect to assets acquired in the Neighborhood Community Bank and McIntosh Commercial Bank acquisitions, all of which may not be supported by our loss-sharing agreements with the FDIC.

11.	Our ability to continue to receive benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements.
12.	We may fail to realize any benefits and may incur unanticipated losses related to the assets we acquired and liabilities we assumed from Neighborhood Community Bank and McIntosh Commercial Bank.
13.
FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for us to successfully bid on failed bank transactions on terms we consider to be acceptable.

14.	The FDIC could condition our ability to acquire a failed depository institution on compliance by us with additional requirements.
15.	Acquisitions, including any additional FDIC-assisted acquisitions, could disrupt our business and adversely affect our operating results.
16.	Our continued growth through acquisitions may require us to raise additional capital in the future, but that capital may not be available when it is needed.
17.	Strong competition may limit growth and profitability.
18.	The recently enacted financial reform legislation may have an adverse effect on our ability to pay dividends which would adversely affect the value of our common stock.
19.	Government responses to economic conditions may adversely affect our operations, financial condition and earnings.
20.
Financial reform legislation recently enacted by Congress will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

21.	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.
22.	We hold certain intangible assets that in the future could be classified as either partially or fully impaired, which would reduce our earnings and the book values of these assets.
23.	If the Federal Home Loan Bank of Atlanta continues to pay a reduced dividend, our earnings and stockholders’ equity could decrease.
24.	Our operations may be adversely affected if we are unable to hire and retain qualified employees.
25.	System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.
26.	Various factors may make takeover attempts more difficult to achieve.
27.	Our shares of common stock are not being offered for sale at a fixed price.
28.	You may not revoke your decision to purchase Charter Financial common stock after you send us your stock order form.
29.	You may not be able to resell the common stock until the issuance and receipt of certificates.
30.	The market price of our common stock may decline after the stock offering.
31.	There is currently no active trading market for our common stock.
32.	Our failure to effectively deploy the net proceeds of the stock offering may have an adverse impact on our financial performance and the value of our common stock.
33.	Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.
34.	The implementation of the stock-based incentive plan may dilute your ownership interest.
35.	Implementing the stock-based incentive plan would increase our compensation and benefit expenses and adversely affect our profitability.
36.	We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy public company reporting requirements, which will increase our operating expenses.
37.	The distribution of subscription rights could have adverse income tax consequences.

By executing this form, the investor is not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

See Front of Stock Order Form

CHARTER FINANCIAL CORPORATION
STOCK ORDER FORM INSTRUCTIONS – SIDE 1

Section (1) – Subscription Amount. Indicate the dollar amount you wish to invest. The actual purchase price is expected to be between $7.31 and $11.37 per share, and will be determined after the offering deadline. Orders will receive the largest number of whole shares that the subscription amount remitted will purchase, calculated at the actual purchase price per share. For example, if you remit $500.00 and the actual purchase price is determined to be $11.37, you would receive 43 shares and a refund of $11.09. Fractional shares will not be issued; instead, a refund will be issued based on whether your payment was remitted by check or by deposit account withdrawal.

The minimum purchase is 25 shares, or $284.25, based on an assumed $11.37 price per share. An order for less than $284.25 will be accepted only if the actual purchase price per share is less than $11.37. The maximum purchase by a person or entity is $1.5 million. Further, no person or entity, together with associates and persons acting in concert with such person or entity, may purchase, in all categories of the stock offering combined, more than 5% of the shares of common stock issued in the offering. Current shareholders of Charter Financial Corporation are subject to these purchase limitations and an ownership limitation. Please see the Prospectus section entitled “The Stock Offering – Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase and ownership limitations.

Section (2) – Method of Payment – Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order made payable to Charter Financial Corporation. These will be cashed upon receipt; the funds remitted by personal check must be available within the account(s) when your Stock Order Form is received. Indicate the amount remitted. Interest will be calculated at CharterBank’s passbook rate until the offering is completed, at which time, a subscriber will be issued a check for interest earned. Please do not remit cash, a CharterBank line of credit check, wire transfers or third party checks for this purchase.

Section (3) – Method of Payment – Deposit Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your CharterBank deposit account(s). Indicate the account number(s) and the amount(s) you wish withdrawn. Attach a separate page, if necessary. Funds designated for withdrawal must be available within the account(s) at the time this Stock Order Form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you – the funds designated will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest within the account(s) at the contract rate, and account withdrawals will be made at the completion of the offering. There will be no early withdrawal penalty for withdrawal from a CharterBank certificate of deposit account. Note that you may NOT designate deposit accounts with check-writing privileges. Submit a check instead. Additionally, you may not designate direct withdrawal from CharterBank IRA or other retirement accounts. For guidance on using retirement funds, whether held at CharterBank or elsewhere, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the _______, 2010 offering deadline, and see the Prospectus section entitled “The Stock Offering – Using IRA Funds.” Your ability to use retirement accounts to buy shares cannot be guaranteed and depends on various factors, including timing constraints and where those funds are currently held.

Section (4) – Purchaser Information. Please check the one box that applies to the purchaser(s) listed in Section 8 of this form. Purchase priorities in the Subscription Offering are in descending order of priority and are based on eligibility dates. Boxes (a), (b), (c) and (d) refer to the Subscription Offering. If you checked box (a), list all deposit account numbers at the applicable bank(s) that the subscriber(s) had ownership in as of December 31, 2008. If you check box (b), (c) or (d), list all CharterBank account numbers (deposit or loan, as applicable) that the subscriber(s) had ownership in as of the applicable eligibility date. Include all forms of account ownership (e.g. individual, joint, IRA, etc.) If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. Boxes (e), (f) and (g) refer to a Community Offering. Orders placed in the Subscription Offering will take preference over orders placed in a Community Offering. See the Prospectus section entitled “The Stock Offering,” for further details about the Subscription and Community Offerings.

Section (5) – Management and Employees. Check the box if you are an CharterBank, Charter Financial Corporation or First Charter, MHC director, officer or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who live in the same house as the director, officer or employee.

Section (6) – Maximum Purchaser Identification. Check the box, if applicable. Your failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased. If you check the box but have not subscribed for the maximum amount and did not complete item 7, you will not receive this notification.

Section (7) – Associates/Acting in Concert. Check the box, if applicable, and provide the requested information. Attach a separate page if necessary.

Section (8) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock certificate. Each Stock Order Form will generate one stock certificate, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. If placing an order in the Subscription Offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock certificate for tax reporting purposes. Listing at least one phone number is important, in the event we need to contact you about this form. NOTE FOR FINRA MEMBERS (Formerly NASD): If you are a member of the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable department of FINRA member firm within one day of payment thereof.

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CHARTER FINANCIAL CORPORATION STOCK ORDER FORM INSTRUCTIONS – SIDE 2

Section (9) – Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock certificates. Beneficiaries may not be named on stock registrations. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.

Buying Stock Individually – Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the purchaser named in Section 8 of the Stock Order Form must have had an eligible deposit account at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 31, 2008; at CharterBank on __________, 2010; or a CharterBank loan on October 16, 2001 that remained outstanding at the close of business on ____________, 2010.

Buying Stock Jointly – To qualify in the Subscription Offering, the persons named in Section 8 of the Stock Order Form must have had an eligible deposit account at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 31, 2008; at CharterBank on ______________, 2010; or a CharterBank loan on October 16, 2001 that remained outstanding at the close of business on ___________, 2010.

Joint Tenants – Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares.

Tenants in Common – May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares.

Buying Stock for a Minor – Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 8 of the Stock Order Form must have had an eligible deposit account at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 30, 2008; at CharterBank on ______________, 2010; or a CharterBank loan on October 16, 2001 that remained outstanding at the close of business on ______________,2010.

The standard abbreviation for custodian is “CUST.” The Uniform Transfer to Minors Act is “UTMA.” Include the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the GA Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-GA (list only the minor’s social security number).

Buying Stock for a Corporation/Partnership – On the first name line, indicate the name of the corporation or partnership and indicate the entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 8 of the Stock Order Form must have had an eligible deposit account at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 31, 2008; at CharterBank on ______________, 2010; or a CharterBank loan on October 16, 2001 that remained outstanding at the close of business on ______________, 2010.

Buying Stock in a Trust/Fiduciary Capacity – Indicate the name of the fiduciary and the capacity under which they are acting (for example, “Executor”), or name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 8 of the Stock Order Form must have had an eligible deposit account at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 31, 2008; at CharterBank on ______________, 2010; or a CharterBank loan on October 16, 2001 that remained outstanding at the close of business on ______________, 2010.

Buying Stock in a Self-Directed IRA (for trustee/broker use only) – Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO John SMITH IRA”). You can indicate an account number or other underlying information and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock certificate. Indicate the TAX ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 8 of this form mush have had an eligible deposit account at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank on December 31, 2008; at CharterBank on ______________, 2010; or a ChartBank loan on October 16, 2001 that remained outstanding at the close of business on ______________, 2010.

Section (10) – Acknowledgement and signature(s). Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly, and completed all applicable shaded areas on the Stock Order Form. Only one signature is required, unless any account listed in Section 3 requires more than one signature to authorize a withdrawal.

Please review the Prospectus carefully before making an investment decision. Deliver your completed Stock Order Form, with full payment or withdrawal authorization, so that it is received (not postmarked) by 2:00 p.m. Georgia time, on ___________, 2010. Stock Order Forms can be delivered by using the enclosed postage paid Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address indicated on the front of the Stock Order Form, or by hand-delivery to CharterBank’s executive office, which is located at 1233 O.G. Skinner Drive, West Point, Georgia. Hand-delivered Stock Order Forms will only be accepted at this location. Please do not mail stock order forms to CharterBank. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature.

OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of the Stock Order Form.

QUESTIONS? Call our Stock Information Center, toll-free at (___) ___-____ Monday through Friday from 10:00 a.m. to 4:00 p.m. Georgia time. The Stock Information Center is not open on weekends or bank holidays.